Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-280963 on Form N-2 of our report dated August 28, 2026, relating to the financial statements of Prospect Enhanced Yield Fund appearing in the Annual Report on Form N-CSR of Prospect Enhanced Yield Fund for the period ended June 30, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities” and "Independent Registered Public Accounting Firm" in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
September 29, 2026